UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

_________________________________

Date of Report

December 19, 2005

(Date of earliest event reported)

Bluegreen Corporation

(Exact name of registrant as specified in its charter)
Massachusetts	0-19292	03-0300793
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
4960 Conference Way, North Suite 100 Boca Raton, Florida		33431
(Address of principal executive offices)		(Zip Code)

(561) 912-8000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance On Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In connection with the possible securitization of certain of its receivables, Bluegreen Corporation (the "Company") undertook a review of the prior accounting treatment for one of its existing notes receivable purchase facilities (the "Purchase Facility"). As a result of that review, on December 15, 2005, the Company's Audit Committee concurred with management's recommendation that the Company should restate its consolidated financial statements for the year ended March 31, 2002, the nine months ended December 31, 2002 and the years ended December 31, 2003 and 2004 and the nine months ended September 30, 2005, to reflect the sales of notes receivable under the Purchase Facility from its inception in June 2001 as on-balance sheet financing transactions as opposed to off-balance sheet sales transactions pursuant to Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"), as the Company had originally accounted for these transactions. Pending their restatement, these financial statements should not be relied upon.

When the Purchase Facility was executed in June 2001 and again when it was amended and restated in April 2002, the operative documents included provisions that allowed the Company to substitute new notes receivable for up to 20% of the notes receivable previously sold. The Company's understanding was that the Purchase Facility permitted the substitution of new notes receivable for only 1) notes receivable that were in default ("Default Receivables") or 2) the existing notes receivable from customers who were upgrading their vacation ownership interest and wished to consolidate their existing notes receivable with new notes receivable in the upgrade transaction ("Upgrade Receivables"). Since inception of the Purchase Facility, the Company only substituted Default Receivables and Upgrade Receivables under the Purchase Facility, and the act of substituting these receivables itself is not inconsistent with achieving off-balance sheet treatment pursuant to SFAS 140, as the substitutions would have been initiated by the actions of the Company's customers, not of the Company itself. However, because the relevant provisions of the Purchase Facility were arguably ambiguous and could be construed to allow the Company to substitute new notes receivable for previously sold receivables for any reason, the Company has concluded that the existence of the ambiguous provisions should have precluded notes receivable sales under the Purchase Facility from being accounted for as off-balance sheet sales transactions.

During the term of the Purchase Facility, the Company consummated two term securitization transactions, one in December 2002 and one in July 2004, which included substantially all of the notes receivable that had been previously accounted for as having been sold under the Purchase Facility. The Company believes that both term securitization transactions have been appropriately accounted for as sales pursuant to SFAS 140, and therefore the notes receivable financed under the Purchase Facility would be considered in the restated financial statements to be sold in the term securitization transactions, with resulting gains on sale recognized at that time. In connection with a preliminary review of accounting for the Purchase Facility as an on-balance sheet financing, the Company determined that the computation of the gains on sales of receivables in the two term securitization transactions did not take into account the fair value allocation of financial components methodology for recording its retained interest and servicing asset as prescribed by SFAS 140. The impact of the fair value allocation of financial components methodology is to reduce the gain on sale, but once the retained interest is marked to market value immediately thereafter, the impact will be to increase other comprehensive income in the balance sheet.

The Company estimates that previously reported earnings per share ("EPS") will be restated as follows:
	Year Ended March 31, 2002	Nine Months Ended December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2004
EPS, as previously reported	$0.46	$0.39	$0.94	$1.23
Estimated range of restated EPS	$0.19-$0.24	$0.39 - $0.48	$0.69 -$0.71	$1.40-$1.45

In addition, the Company estimates that previously reported earnings per share for the nine months ended September 30, 2005 of $1.26 will range from $1.25 to $1.23.

The Company does not believe that the restatement will have any impact on its cash flows and should not materially impact shareholders' equity as of December 31, 2004 or September 30, 2005. Also, the Company believes that the matters for which the financial statements are being restated will not have a material adverse effect on the Company's future earnings.

However, our independent accountants have not reviewed or audited the foregoing and there is no assurance that the final restatement will not differ from the foregoing preliminary estimate. Accordingly, these estimates remain subject to revision and the results of the audit of the Company's annual financial statements for the periods designated. Further, while we do not believe that the accounting treatment of our other receivables purchase facilities and term securitization transactions will be impacted, the review and audit by our independent accountants may result in additional changes.

The Company intends to file the restated financial statement information in an amendment to its Annual Report on Form 10-K for the year ended December 31, 2004, as soon as reasonably practicable.

The Company's Audit Committee has discussed the matters disclosed in this filing under Item 4.02(a) with the Company's independent accountants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bluegreen Corporation

By:/s/ Anthony M. Puleo

Name: Anthony M. Puleo

Title: Senior Vice President, Chief Financial Officer and Treasurer

Dated: December 19, 2005